CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-237733) on Form S-8 of ADDvantage Technologies Group, Inc. of our report dated December 27, 2021, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of ADDvantage Technologies Group, Inc. for the year ended September 30, 2021.

/s/ HoganTaylor LLP

HoganTaylor LLP

Tulsa, Oklahoma
December 27, 2021